Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Fourth Quarter and Full Year 2012 Earnings

Syracuse, NY, January 28, 2013—Alliance Financial Corporation (“Alliance” or the “Company”) (NasdaqGM: ALNC), the holding company for Alliance Bank, N.A., announced today net income for the quarter ended December 31, 2012 of $1.3 million or $0.28 per diluted common share, compared with $2.8 million or $0.60 per diluted common share in the year-ago quarter and $2.3 million or $0.48 per diluted common share in the third quarter of 2012. Expenses related to the pending acquisition of the Company by NBT Bancorp Inc. (“NBT”) totaled $1.4 million after tax or $0.31 per share.

Net income for the year ended December 31, 2012 was $9.2 million or $1.92 per diluted share, compared with $13.3 million or $2.80 per diluted share in 2011. Expenses related to the Company’s pending acquisition totaled $2.0 million after tax or $0.43 per share in 2012.

Jack H. Webb, President and CEO of Alliance said, “Our fourth quarter loan originations increased 6.6% over the fourth quarter of 2011, capping off a strong year of originations in 2012. Our core business units continue to effectively execute our business strategy of growing organically through meeting the credit needs of qualified borrowers in Central New York. In 2012, we supported the Central New York economy by providing approximately $362 million in loans to consumers and businesses in our markets.”

Balance Sheet Highlights

Total assets were $1.4 billion at December 31, 2012. Loans and leases (net of unearned income) were $928.1 million at the end of 2012, representing growth of $21.7 million from September 30, 2012 and $55.4 million from the end of 2011. The growth in our loan portfolio was funded primarily through cash generated from amortization and maturities of investment securities.

Loan origination volumes in the fourth quarter increased $6.0 million, or 6.6%, to $97.0 million, compared with $91.0 million in the year-ago quarter on increased demand in each of our commercial and indirect lending businesses. Loan originations in 2012 totaled $361.9 million, compared with $255.3 million in 2011.

Commercial loans and mortgages increased $22.8 million in the fourth quarter and totaled $297.3 million at December 31, 2012. Originations of commercial loans and mortgages in the fourth quarter (excluding lines of credit) totaled $34.7 million, compared with $31.3 million in the year-ago quarter and $12.5 million in the third quarter of 2012. Originations in 2012 totaled $76.5 million compared with $75.9 million in 2011.

Residential mortgages outstanding totaled $329.0 million at December 31, 2012. Originations of residential mortgages totaled $38.2 million in the fourth quarter of 2012, compared with $40.8 million in the year-ago quarter. Originations in 2012 totaled $151.2 million compared with $107.5 million in 2011.

Indirect auto loan balances were $199.3 million at the end of the fourth quarter. Alliance originated $22.9 million of indirect auto loans in the fourth quarter, compared with $17.9 million in the year-ago quarter. Originations in 2012 totaled $129.6 million compared with $68.8 million in 2011. The increase in originations this year is attributable to a change in the Company’s rate structure designed to increase its market share without lowering its underwriting standards, along with the implementation of an electronic application system. Alliance originates auto loans through a network of reputable, well established automobile dealers located in central and western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as employed in its direct lending programs.

The Company’s investment securities portfolio totaled $336.5 million at December 31, 2012. The securities portfolio decreased $37.8 million in 2012 as the Company reinvested cash flows from the portfolio in new loan originations, which provided higher yields than those on securities in which the Company typically invests. Net unrealized gains on our securities portfolio totaled $10.4 million at the end of the fourth quarter.

Deposits totaled $1.1 billion at December 31, 2012 and were relatively unchanged throughout 2012. Low-cost transaction accounts comprised 78.4% of total deposits at the end of the fourth quarter, compared with 77.1% at September 30, 2012 and 71.0% at December 31, 2011. Alliance’s liability mix remained favorably weighted toward transaction accounts in the fourth quarter as retail and municipal depositors continue to prefer transaction accounts over time accounts in the low interest rate environment, and also because of the buildup of cash on commercial customers’ balance sheets.

Shareholders’ equity was $146.9 million at December 31, 2012, compared with $148.4 million at the end of the third quarter. Net income for the quarter increased shareholders’ equity by $1.3 million and was offset by common stock dividends declared of $1.5 million or $0.32 per common share.

The Company’s Tier 1 leverage ratio was 9.37% and its total risk-based capital ratio was 15.27% at the end of the fourth quarter. The Company’s tangible common equity capital ratio (a non-GAAP financial measure) was 7.98% at December 31, 2012.

Asset Quality and the Provision for Credit Losses

Delinquent loans and leases (including non-performing) totaled $12.2 million at December 31, 2012, compared with $10.1 million at September 30, 2012 and $17.0 million at December 31, 2011.

Non-performing assets were $5.5 million or 0.39% of total assets at December 31, 2012, compared with $5.1 million or 0.35% of total assets at September 30, 2012 and $11.7 million or 0.83% of total assets at December 31, 2011. The decline in non-performing assets in 2012 resulted primarily from non-accrual loans returning to accrual status as a result of satisfactory payment performance, charge-offs and pay-offs of non-performing loans. Included in non-performing assets at the end of the fourth quarter are non-performing loans and leases totaling $4.8 million, compared with $4.1 million at September 30, 2012 and $11.3 million at December 31, 2011.

Conventional residential mortgages comprised $2.5 million (43 loans) or 52.7% of non-performing loans and leases, and commercial loans and mortgages totaled $938,000 (16 loans) or 19.5% of non-performing loans and leases at the end of the fourth quarter.

There were $88,000 in net recoveries of loans previously charged-off in the fourth quarter of 2012 and net charge-offs were $1.9 million in the year ended December 31, 2012, compared with net charge-offs of $1.3 million and $1.8 in the year-ago periods, respectively. As was previously disclosed in the Company’s 2012 quarterly reports on Form 10-Q, the Company recorded write-downs totaling $2.7 million on one commercial relationship between the fourth quarter of 2011 and the third quarter of 2012. Approximately $1.7 million or 51% of the gross charge-offs recognized in 2012 were on this one relationship, which was transferred to real estate owned at a net amount of $898,000 in the third quarter of 2012. Net charge-offs annualized equaled (0.04)% and 0.21%, respectively, of average loans and leases during the quarter and year ended December 31, 2012, compared with 0.61% and 0.21% in the year-ago periods, respectively.

No provision for credit losses was recorded in the fourth quarter of 2012, compared to provision expense of $800,000 in the year-ago quarter. A negative provision expense of $300,000 was recorded in 2012, compared to provision expense of $1.9 million in 2011. Alliance assesses a number of quantitative and qualitative factors at the individual portfolio level in determining the adequacy of the allowance for credit losses and the required provision expense each quarter. In addition, Alliance analyzes certain broader, non-portfolio specific factors in assessing the adequacy of the allowance for credit losses, such as the allowance as a percentage of total loans and leases, the allowance as a percentage of non-performing loans and leases and the provision expense as a percentage of net charge-offs. In doing so, a portion of the allowance has been considered “unallocated”, which means it is not based on either quantitative or qualitative factors, but on the broader, non-portfolio specific factors mentioned above. At December 31, 2012, $279,000 or 3% of the allowance for credit losses was considered to be “unallocated,” compared to $698,000 or 8% at September 30, 2012 and $991,000 or 9% at December 31, 2011. Consistent with the improvement in the Company’s asset quality metrics and net charge-off levels in recent quarters (excluding the charge-offs related to the one commercial relationship discussed above), the relative level of unallocated allowance to the total allowance has trended downward in 2012. Absent any material deterioration in credit quality or material growth in the loan and lease portfolio, some portion of this “unallocated” allowance may be reduced by future probable credit losses, which would have the effect of lowering the amount of provision expense relative to net charge-offs compared with past quarters, which was the case in the fourth quarter of 2012.

The provision for credit losses as a percentage of net charge-offs was 0% in the fourth quarter compared with 60% in the year-ago quarter. The provision for credit losses as a percentage of net charge-offs was not meaningful in the year-ended December 31, 2012 due to the negative provision that was recorded for the year. The provision for credit losses as a percentage of net charge-offs was 105% in 2011.

The allowance for credit losses was $8.6 million at December 31, 2012 compared with $8.5 million at September 30, 2012 and $10.8 million at December 31, 2011. The ratio of the allowance for credit losses to total loans and leases was 0.93% at December 31, 2012, compared with 0.94% at September 30, 2012 and 1.24% at December 31, 2011. The ratio of the allowance for credit losses to non-performing loans and leases was 178% at December 31, 2012, compared with 207% at September 30, 2012 and 96% at December 31, 2011.

Net Interest Income

Net interest income totaled $9.6 million in the three months ended December 30, 2012, compared with $10.0 million in the year-ago quarter and in the third quarter of 2012. The tax-equivalent net interest margin decreased 12 basis points in the fourth quarter compared with the year-ago quarter, and decreased 11 basis points from the third quarter of 2012 due to the effect of persistently low interest rates on the Company’s interest-earning assets.

The net interest margin on a tax-equivalent basis was 3.12% in the fourth quarter of 2012, compared with 3.24% in the year-ago quarter and 3.23% in the third quarter of 2012. The decrease in the net interest margin compared with the fourth quarter of 2011 was the result of a decrease in the tax-equivalent earning asset yield of 43 basis points in the fourth quarter compared with the year-ago quarter, which was partially offset by a decrease in the cost of interest-bearing liabilities of 34 basis points over the same period. On a linked-quarter basis, the decline in our earning-assets yield was 14 basis points in the fourth quarter, which was offset by a 3 basis point drop in the cost of our interest-bearing liabilities.

Average interest-earning assets were $1.3 billion in the fourth quarter, which was relatively unchanged from the year-ago quarter and from the third quarter of 2012. The average balance of our securities portfolio decreased $43.4 million compared with the year-ago quarter, and was offset by a $40.5 million increase in the average balance of loans and leases as we reinvested cash flows from our securities portfolio in higher yielding loans. Total average loans and leases were 70.2% of total interest-earning assets in the fourth quarter of 2012, compared with 66.9% in the year-ago quarter and 69.8% in the third quarter of 2012.

Net interest income for the year ended December 31, 2012 totaled $39.4 million, which was down $3.9 million or 8.9% compared with 2011. The tax equivalent net interest margin was 3.21% in 2012,

compared with 3.43% in 2011. The tax-equivalent earning asset yield decreased 48 basis points in 2012 compared with 2011, which was partially offset by a decrease of 28 basis points in the cost of interest-bearing liabilities over the same period.

Average interest-earning assets were $1.3 billion in 2012, which was a decrease of 2.6% from 2011. The changes in the average balances of securities and loans in 2012 compared with 2011 were similar to that as discussed above for the fourth quarter. Total average loans and leases were 68.9% of total interest-earning assets in 2012, compared with 66.1% in 2011.

Net interest margin is expected to remain under pressure in coming quarters as the persistently low interest rate environment continues to negatively affect the return on loan and investment portfolios, while the ability to further reduce funding costs is limited.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $5.3 million in the fourth quarter of 2012, compared with $5.1 million in the fourth quarter of 2011 and $4.6 million in the third quarter of 2012. The increase resulted from proceeds from the settlement of a bank-owned life insurance contract during the fourth quarter of 2012.

Non-interest income totaled $18.9 million in 2012, compared with $20.0 million in 2011. The $1.2 million decrease from the prior year period resulted largely from $1.3 million in gains on sales of securities recognized in 2011, which were partly offset by a $526,000 increase in gains on the sale of loans during 2012.

Non-interest income (excluding gains on securities sales) accounted for 35.3% of total revenue in the fourth quarter of 2012, compared with 33.6% in the year-ago quarter. Non-interest income (excluding gains on securities sales) accounted for 32.3% of total revenue in 2012, compared with 30.1% in the year-ago period.

Non-interest expenses were $12.8 million in the fourth quarter of 2012, compared with $10.6 million in the year-ago quarter and $11.7 million in the third quarter of 2012. Merger related expenses (pre-tax) of $2.4 million and $991,000 were accrued in the fourth and third quarters of 2012, respectively. Non-interest expenses were $46.4 million in 2012, compared with $43.6 million in 2011. Merger related expenses totaled $3.4 million in 2012, and included $2.7 million for professional fees and $676,000 for employee related accruals for estimated severance payments, retention awards and merger related bonuses.

The Company’s efficiency ratio was 86.0% in the fourth quarter of 2012, compared with 70.6% in the year-ago quarter. The Company’s efficiency ratio was 79.7% in 2012, compared with 70.4% in 2011. Excluding merger related expenses and other non-recurring items, the efficiency ratio was 70.1% and 73.9%, respectively, for the quarter and year ended December 31, 2012.

The Company’s effective tax rate was 35.5% and 24.4% for the quarter and year ended December 31, 2012, respectively, compared with 21.7% and 25.3% in the year-ago periods, respectively. The decrease in our effective tax rate from 2011 was due to a higher level of tax-exempt income as a percentage to total taxable income.

About Alliance Financial Corporation

Alliance Financial Corporation is a financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail, commercial and municipal banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y. and an equipment lease financing company, Alliance Leasing, Inc.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in subsequent filings with the Securities and Exchange Commission.

Contact:	Alliance Financial Corporation

J. Daniel Mohr, Executive Vice President and CFO

(315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$9,501	$10,144	$38,772	$41,877
Federal funds sold and interest bearing deposits	33	18	136	22
Securities	2,058	2,780	9,343	13,860

Total interest income	11,592	12,942	48,251	55,759

Interest expense:
Deposits:
Savings accounts	38	43	123	210
Money market accounts	260	338	1,038	1,609
Time accounts	720	1,335	3,564	5,673
NOW accounts	31	49	127	225

Total	1,049	1,765	4,852	7,717

Borrowings:
Repurchase agreements	210	206	831	825
FHLB advances	523	791	2,445	3,279
Junior subordinated obligations	164	166	677	638

Total interest expense	1,946	2,928	8,805	12,459

Net interest income	9,646	10,014	39,446	43,300
Provision for credit losses	—	800	(300)	1,910

Net interest income after provision for credit losses	9,646	9,214	39,746	41,390

Non-interest income:
Investment management income	1,967	1,895	7,603	7,746
Service charges on deposit accounts	1,110	1,164	4,277	4,463
Card-related fees	713	664	2,772	2,701
Income from bank-owned life insurance	515	250	1,258	1,018
Gain on the sale of loans	595	661	1,809	1,283
Gain on the sale of securities	—	—	—	1,325
Other non-interest income	367	428	1,132	1,466

Total non-interest income	5,267	5,062	18,851	20,002

Non-interest expense:
Salaries and employee benefits	6,528	5,494	23,631	21,902
Occupancy and equipment expense	1,701	1,804	7,066	7,283
Communication expense	154	151	623	599
Office supplies and postage expense	277	275	1,182	1,142
Marketing expense	121	225	772	898
Amortization of intangible asset	203	222	867	944
Professional fees	2,152	667	5,372	3,087
FDIC insurance premium	224	217	866	1,061
Other operating expense	1,465	1,585	6,063	6,665

Total non-interest expense	12,825	10,640	46,442	43,581

Income before income tax expense	2,088	3,636	12,155	17,811
Income tax expense	742	791	2,967	4,514

Net income	$1,346	$2,845	$9,188	$13,297

Share and Per Share Data
Basic average common shares outstanding	4,704,855	4,687,802	4,701,687	4,670,052
Diluted average common shares outstanding	4,704,855	4,689,427	4,701,687	4,675,212
Basic earnings per common share	$0.28	$0.60	$1.92	$2.80
Diluted earnings per common share	$0.28	$0.60	$1.92	$2.80
Cash dividends declared	$0.32	$0.31	$1.26	$1.22

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	December 31, 2012	December 31, 2011
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$33,673	$52,802
Securities available-for-sale	336,493	374,306
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	7,987	8,478
Loans and leases held for sale	2,133	1,217
Total loans and leases, net of unearned income	928,094	872,721
Less allowance for credit losses	(8,571)	(10,769)

Net loans and leases	919,523	861,952

Premises and equipment, net	16,438	17,541
Accrued interest receivable	3,467	3,960
Bank-owned life insurance	30,175	29,430
Goodwill	30,844	30,844
Intangible assets, net	6,827	7,694
Other assets	18,797	20,866

Total assets	$1,406,357	$1,409,090

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$230,555	$185,736
Interest bearing	864,438	897,329

Total deposits	1,094,993	1,083,065

Borrowings	121,169	136,310
Accrued interest payable	754	1,578
Other liabilities	16,722	18,366
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,259,412	1,265,093

Shareholders’ equity:
Common stock	5,104	5,092
Surplus	47,932	47,147
Undivided profits	103,041	99,879
Accumulated other comprehensive income	3,418	3,951
Directors’ stock-based deferred compensation plan	(3,894)	(3,416)
Treasury stock	(8,656)	(8,656)

Total shareholders’ equity	146,945	143,997

Total liabilities and shareholders’ equity	$1,406,357	$1,409,090

Common shares outstanding	4,782,185	4,769,241
Book value per common share	$30.73	$30.19
Tangible book value per common share	$22.85	$22.11

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$38,882	$38,935	$53,325	$15,890
Securities(1)	345,828	389,248	346,706	431,407
Loans and leases receivable:
Residential real estate loans(2)	330,385	323,976	322,438	329,773
Commercial loans	146,448	142,923	146,107	133,662
Commercial real estate loans	131,068	121,757	128,274	119,407
Leases, net of unearned income(2)	11,017	26,863	15,387	33,140
Indirect loans	200,366	160,633	184,511	165,880
Other consumer loans	88,139	90,696	88,490	90,621

Loans and leases receivable, net of unearned income	907,423	866,848	885,207	872,483

Total earning assets	1,292,133	1,295,031	1,285,238	1,319,780

Non-earning assets	140,242	134,597	137,717	132,415

Total assets	$1,432,375	$1,429,628	$1,422,955	$1,452,195

Interest bearing liabilities:
Interest bearing checking accounts	$157,830	$143,643	$153,960	$147,236
Savings accounts	116,006	105,545	113,961	106,279
Money market accounts	375,637	353,317	366,292	364,800
Time deposits	247,604	320,256	269,363	333,138
Borrowings	125,328	136,151	127,941	143,439
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774	25,774	25,774

Total interest bearing liabilities	1,048,179	1,084,686	1,057,291	1,120,666

Non-interest bearing deposits	220,820	189,685	205,532	181,039
Other non-interest bearing liabilities	16,435	16,225	16,517	15,917

Total liabilities	1,285,434	1,290,596	1,279,340	1,317,622
Shareholders’ equity	146,941	139,032	143,615	134,573

Total liabilities and shareholders’ equity	$1,432,375	$1,429,628	$1,422,955	$1,452,195

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Investments, Loans and Leases, and Deposits (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	December 31, 2012		September 30, 2012		December 31, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
Obligations of U.S. government-sponsored corporations	$15,147	$15,148	$1,489	$1,499	$3,134	$3,190
Obligations of states and political subdivisions	66,479	71,230	68,900	73,959	77,541	82,299
Mortgage-backed securities(1)	241,482	246,982	257,435	264,583	279,393	285,706

Total debt securities	323,108	333,360	327,824	340,041	360,068	371,195

Stock investments:
Mutual funds	3,000	3,133	3,000	3,170	3,000	3,111

Total stock investments	3,000	3,133	3,000	3,170	3,000	3,111

Total available-for-sale	$326,108	$336,493	$330,824	$343,211	$363,068	$374,306

(1)	Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are, in turn, backed by the United States government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	December 31, 2012		September 30, 2012		December 31, 2011
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$329,009	35.6%	$327,454	36.3%	$316,823	36.4%
Commercial loans	155,512	16.8%	147,677	16.4%	151,420	17.4%
Commercial real estate	141,760	15.4%	126,783	14.1%	126,863	14.6%
Leases, net of unearned income	10,247	1.1%	11,811	1.3%	25,636	3.0%
Indirect loans	199,284	21.6%	199,419	22.1%	158,813	18.3%
Other consumer loans	87,572	9.5%	88,739	9.8%	89,776	10.3%

Total loans and leases	923,384	100.0%	901,883	100.0%	869,331	100.0%

Net deferred loan costs	4,710		4,500		3,390
Allowance for credit losses	(8,571)		(8,483)		(10,769)

Net loans and leases	$919,523		$897,900		$861,952

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	December 31, 2012		September 30, 2012		December 31, 2011
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Deposit composition
Non-interest bearing checking	$230,555	21.1%	$212,437	18.9%	$185,736	17.1%
Interest bearing checking	157,903	14.4%	159,680	14.2%	145,885	13.5%

Total checking	388,458	35.5%	372,117	33.1%	331,621	30.6%

Savings	117,741	10.8%	115,229	10.2%	107,311	9.9%
Money market	352,320	32.1%	380,623	33.8%	330,000	30.5%
Time deposits	236,474	21.6%	258,434	22.9%	314,133	29.0%

Total deposits	$1,094,993	100.0%	$1,126,403	100.0%	$1,083,065	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	December 31, 2012		September 30, 2012		December 31, 2011
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$6,280	0.68%	$4,152	0.46%	$5,202	0.60%
60 days past due	1,116	0.12%	1,812	0.20%	584	0.06%
90 days past due and still accruing	35	—	—	—	—	—
Non-accrual	4,769	0.52%	4,104	0.46%	11,261	1.30%

Total	$12,200	1.32%	$10,068	1.12%	$17,047	1.96%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	December 31, 2012	September 30, 2012	December 31, 2011
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$2,533	$2,302	$3,062
Commercial loans	435	579	3,375
Commercial real estate	503	505	4,051
Leases	677	52	107
Indirect loans	226	220	293
Other consumer loans	395	446	373

Total non-accruing loans and leases	4,769	4,104	11,261
Accruing loans and leases delinquent 90 days or more	35	—	—

Total non-performing loans and leases	4,804	4,104	11,261
Other real estate and repossessed assets	725	985	485

Total non-performing assets	$5,529	$5,089	$11,746

Troubled debt restructurings not included in above	$2,792	$2,704	$1,653

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$8,483	$11,294	$10,769	$10,683

Loans and leases charged-off	(286)	(1,608)	(3,264)	(3,171)
Recoveries of loans and leases previously charged-off	374	283	1,366	1,347

Net loans and leases charged-off	88	(1,325)	(1,898)	(1,824)

Provision for credit losses	—	800	(300)	1,910

Allowance for credit losses, end of period	$8,571	$10,769	$8,571	$10,769

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended December 31,		At or for the twelve months ended December 31,
	2012	2011	2012	2011
Return on average assets	0.38%	0.80%	0.65%	0.92%
Return on average equity	3.66%	8.19%	6.40%	9.88%
Return on average tangible equity	4.93%	11.34%	8.71%	13.91%
Yield on earning assets	3.72%	4.15%	3.89%	4.37%
Cost of funds	0.74%	1.08%	0.83%	1.11%
Net interest margin (tax equivalent) (1)	3.12%	3.24%	3.21%	3.43%
Non-interest income to total income (2)	35.32%	33.58%	32.34%	30.10%
Efficiency ratio (3)	86.00%	70.58%	79.66%	70.35%

Common dividend payout ratio (4)	114.29%	51.67%	65.63%	43.57%
Net loans and leases charged-off to average loans and leases, annualized	(0.04)%	0.61%	0.21%	0.21%
Provision for credit losses to average loans and leases, annualized	—%	0.37%	(0.03)%	0.22%
Allowance for credit losses to total loans and leases	0.93%	1.24%	0.93%	1.24%
Allowance for credit losses to non-performing loans and leases	178.4%	95.6%	178.4%	95.6%
Non-performing loans and leases to total loans and leases	0.52%	1.30%	0.52%	1.30%
Non-performing assets to total assets	0.39%	0.83%	0.39%	0.83%

(1)	Tax equivalent net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)
(4)	Cash dividends declared per share divided by diluted earnings per share

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2012				2011
	Fourth	Third	Second	First	Fourth
	(Dollars in thousands, except share and per share data)
Interest income	$11,592	$11,979	$12,217	$12,463	$12,942
Interest expense	1,946	2,025	2,212	2,622	2,928

Net interest income	9,646	9,954	10,005	9,841	10,014
Provision for credit losses	—	—	(300)	—	800

Net interest income after provision for credit losses	9,646	9,954	10,305	9,841	9,214
Other non-interest income	5,267	4,584	4,524	4,476	5,062
Other non-interest expense	12,825	11,713	11,016	10,888	10,640

Income before income tax expense	2,088	2,825	3,813	3,429	3,636
Income tax expense	742	540	895	790	791

Net income	$1,346	$2,285	$2,918	$2,639	$2,845

Stock and related per share data
Basic earnings per common share	$0.28	$0.48	$0.61	$0.55	$0.60
Diluted earnings per common share	$0.28	$0.48	$0.61	$0.55	$0.60
Basic weighted average common shares outstanding	4,704,855	4,702,294	4,700,992	4,698,567	4,687,802
Diluted weighted average common shares outstanding	4,704,855	4,702,294	4,700,992	4,698,567	4,689,427
Cash dividends paid per common share	$0.32	$0.32	$0.31	$0.31	$0.31
Common dividend payout ratio (1)	114.29%	66.67%	50.82%	56.36%	51.67%
Common book value	$30.73	$31.03	$30.69	$30.30	$30.19
Tangible common book value (2)	$22.85	$23.11	$22.73	$22.30	$22.11

Capital Ratios
Holding Company
Tier 1 leverage ratio	9.37%	9.43%	9.38%	9.26%	9.09%
Tier 1 risk based capital	14.32%	14.82%	14.74%	14.99%	14.71%
Tier 1 risk based common capital (3)	11.58%	11.98%	11.89%	12.05%	11.81%
Total risk based capital	15.27%	15.79%	15.75%	16.09%	15.97%
Tangible common equity to tangible assets(4)	7.98%	7.85%	7.85%	7.75%	7.69%

Bank
Tier 1 leverage ratio	8.91%	8.86%	8.81%	8.68%	8.50%
Tier 1 risk based capital	13.65%	13.96%	13.86%	14.10%	13.80%
Total risk based capital	14.60%	14.94%	14.89%	15.21%	15.05%

Selected ratios
Return on average assets	0.38%	0.64%	0.82%	0.74%	0.80%
Return on average equity	3.66%	6.32%	8.21%	7.51%	8.19%
Return on average tangible common equity	4.93%	8.57%	11.22%	10.33%	11.34%
Yield on earning assets	3.72%	3.86%	3.95%	4.04%	4.15%
Cost of funds	0.74%	0.77%	0.83%	0.98%	1.08%
Net interest margin (tax equivalent) (5)	3.12%	3.23%	3.26%	3.22%	3.24%
Non-interest income to total income (6)	35.32%	31.54%	31.14%	31.26%	33.58%
Efficiency ratio (7)	86.00%	80.56%	75.52%	76.05%	70.58%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	(0.04)%	0.18%	0.08%	0.66%	0.61%
Provision for credit losses to average loans and leases, annualized	—	—	(0.14)%	—	0.37%
Allowance for credit losses to total loans and leases	0.93%	0.94%	0.99%	1.08%	1.24%
Allowance for credit losses to non-performing loans and leases	178.4%	206.7%	133.5%	105.0%	95.6%
Non-performing loans and leases to total loans and leases	0.52%	0.46%	0.74%	1.03%	1.30%
Non-performing assets to total assets	0.39%	0.35%	0.47%	0.65%	0.83%

(1)	Cash dividends declared per common share divided by diluted earnings per common share
(2)	Common shareholders’ equity less goodwill and intangible assets divided by common shares outstanding

(3)	Tier 1 capital excluding junior subordinated obligations issued to unconsolidated trusts divided by total risk-adjusted assets
(4)	The Company uses certain non-GAAP financial measures, such as the Tangible Common Equity to Tangible Assets ratio (TCE), to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. The Company believes TCE is useful because it is a measure utilized by regulators, market analysts and investors in evaluating a company’s financial condition and capital strength. TCE, as defined by the Company, represents common equity less goodwill and intangible assets. A reconciliation from the Company’s GAAP Total Equity to Total Assets ratio to the Non-GAAP Tangible Common Equity to Tangible Assets ratio is presented below:

	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
	(Dollars in thousands)
Total assets	$1,406,357	$1,446,040	$1,422,838	$1,415,594	$1,409,090
Less: Goodwill and intangible assets, net	37,671	37,873	38,094	38,317	38,538

Tangible assets (non-GAAP)	1,368,686	1,408,167	1,384,744	1,377,277	1,370,552

Total Common Equity	146,945	148,378	146,844	144,992	143,997
Less: Goodwill and intangible assets, net	37,671	37,873	38,094	38,317	38,538

Tangible Common Equity (non-GAAP)	109,274	110,505	108,750	106,675	105,459
Total Equity/Total Assets	10.45%	10.26%	10.32%	10.24%	10.22%
Tangible Common Equity/Tangible Assets (non-GAAP)	7.98%	7.85%	7.85%	7.75%	7.69%

(5)	Tax equivalent net interest income divided by average earning assets
(6)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)
(7)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)